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                                                                       Exhibit 5


Margaret G. Gill
Senior Vice President Legal, External Affairs and Secretary
AirTouch Communications, Inc.
One California Street
San Francisco, CA  94111
(415) 658-2000



April 20, 1998


AirTouch Communications, Inc.
One California Street
San Francisco, CA  94111

Ladies and Gentlemen:

With reference to the registration statement that AirTouch Communications, Inc., a Delaware corporation (the "Company"), proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering 15,000,000 shares of its common stock, $.01 par value (the "Shares"), to be issued and sold pursuant to the AirTouch Communications, Inc. 1993 Long-Term Stock Incentive Plan (the "Plan"), I am of the opinion that:

        (1)     the Plan has been duly adopted by the Company.

        (2) all proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance and payment therefore in accordance with the Plan and the resolutions of the Board of Directors of the Company relating to the adoption of the Plan and the offering and sale of the Shares thereunder, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above. This opinion is limited to the laws of the State of Delaware and the federal law of the United States of America.

Very truly yours,




/s/ MARGARET G. GILL
-----------------------------------------------------------
Margaret G. Gill
Senior Vice President Legal, External Affairs and Secretary



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